Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Fourth Quarter and Full Year 2024 Financial Results

•	Fourth Quarter 2024 Revenues of $894.9 Million, Down 3% Compared to $924.7 Million in Prior Year Quarter

•	Fourth Quarter 2024 EPS of $1.38 and Adjusted EPS of $1.56, Compared to EPS and Adjusted EPS of $2.28 in Prior Year Quarter

•	Record Full Year 2024 Revenues of $3.699 Billion, Up 6% Compared to $3.489 Billion in Prior Year

•	Record Full Year 2024 EPS of $7.81 and Adjusted EPS of $7.99, Compared to EPS and Adjusted EPS of $7.71 in Prior Year

•	Introduces 2025 Guidance

Washington, D.C., February 20, 2025 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the full year and fourth quarter ended December 31, 2024.

For the full year 2024, revenues of $3.699 billion increased $209.4 million, or 6.0%, compared to revenues of $3.489 billion in the prior year. The increase in revenues was driven by revenue growth in all business segments. Net income of $280.1 million compared to $274.9 million in the prior year. The increase in net income was primarily due to higher revenues, lower income taxes and a foreign currency (“FX”) remeasurement gain compared to an FX remeasurement loss in the prior year, which was partially offset by an increase in direct compensation and selling, general and administrative (“SG&A”) expenses compared to the prior year. Adjusted EBITDA of $403.7 million, or 10.9% of revenues, compared to $424.8 million, or 12.2% of revenues, in the prior year.

Full year 2024 earnings per diluted share (“EPS”) of $7.81 compared to $7.71 in the prior year. Full year 2024 EPS included an $8.2 million special charge related to severance and other employee-related costs, which reduced EPS by $0.18. Full year 2024 Adjusted EPS of $7.99 compared to Adjusted EPS of $7.71 in the prior year.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Though a number of headwinds that we saw towards the end of 2024 resulted in second half performance that was below our expectations, we are pleased that, in aggregate, 2024 was yet another year of record revenues and earnings per share. Notwithstanding those headwinds, many of which we expect to persist into 2025, we continue to feel confident in the powerful multiyear growth trajectory that we are on.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $395.1 million for the year ended December 31, 2024 compared to $224.5 million for the year ended December 31, 2023. The year-over-year increase in net cash provided by operating activities was primarily due to an increase in cash collections, which was partially offset by an increase in compensation payments, forgivable loan issuances, operating expenses and income tax payments.

Cash and cash equivalents and short-term investments of $660.5 million at December 31, 2024 compared to $328.7 million at December 31, 2023 and $386.3 million at September 30, 2024. There was no debt outstanding at December 31, 2024 or in either of the comparative periods.

During the quarter ended December 31, 2024, the Company repurchased 51,717 shares of its common stock at an average price per share of $197.53 for a total cost of $10.2 million. As of December 31, 2024, approximately $450.4 million remained available for common stock repurchases under the Company’s stock repurchase program.

Fourth Quarter 2024 Results

Fourth quarter 2024 revenues of $894.9 million decreased $29.8 million, or 3.2%, compared to revenues of $924.7 million in the prior year quarter. The decrease in revenues was primarily due to lower demand in the Corporate Finance & Restructuring and Technology segments, which was partially offset by higher demand in the Forensic and Litigation Consulting segment. Net income of $49.7 million compared to $81.6 million in the prior year quarter. The decrease in net income was primarily due to lower revenues, an increase in direct compensation and SG&A expenses, and the aforementioned special charge of $8.2 million, which was partially offset by lower income taxes and an FX remeasurement gain compared to an FX remeasurement loss in the prior year quarter. Adjusted EBITDA of $73.7 million, or 8.2% of revenues, compared to $127.4 million, or 13.8% of revenues, in the prior year quarter.

Fourth quarter 2024 EPS of $1.38 compared to $2.28 in the prior year quarter. Fourth quarter 2024 EPS included the $8.2 million special charge, which reduced EPS by $0.18. Fourth quarter 2024 Adjusted EPS of $1.56 compared to $2.28 in the prior year quarter.

Fourth Quarter 2024 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment decreased $29.8 million, or 8.2%, to $335.7 million in the quarter compared to $365.6 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for transformation & strategy and transactions services. Adjusted Segment EBITDA of $44.7 million, or 13.3% of segment revenues, compared to $65.4 million, or 17.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues, which was partially offset by a decrease in contractor costs and compensation expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $10.4 million, or 6.3%, to $175.9 million in the quarter compared to $165.5 million in the prior year quarter. Acquisition-related revenues contributed $2.4 million in the quarter. Excluding acquisition-related revenues, the increase in revenues was primarily due to higher demand and realized bill rates for data and analytics and construction solutions services. Adjusted Segment EBITDA of $18.0 million, or 10.2% of segment revenues, compared to $19.2 million, or 11.6% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to an increase in compensation, which more than offset the increase in revenues compared to the prior year quarter.

Economic Consulting

Economic Consulting revenues of $206.1 million in the quarter compared to $206.1 million in the prior year quarter. Higher merger and acquisition (“M&A”)-related antitrust revenues were offset by lower international arbitration and non-M&A-related antitrust revenues. Adjusted Segment EBITDA of $15.8 million, or 7.7% of segment revenues, compared to $38.3 million, or 18.6% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher bad debt and an increase in compensation compared to the prior year quarter.

Technology

Revenues in the Technology segment decreased $10.3 million, or 10.2%, to $90.6 million in the quarter compared to $100.9 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for M&A-related “second request” services. Adjusted Segment EBITDA of $6.6 million, or 7.2% of segment revenues, compared to $12.4 million, or 12.3% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was largely due to lower revenues, which was partially offset by a decrease in SG&A expenses compared to the prior year quarter.

Strategic Communications

Strategic Communications segment revenues of $86.6 million in the quarter compared to $86.6 million in the prior year quarter. Higher demand for financial communications services was offset by lower demand for corporate reputation services. Adjusted Segment EBITDA of $13.8 million, or 15.9% of segment revenues, compared to $15.6 million, or 18.0% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher SG&A expenses compared to the prior year quarter.

First Quarter 2025 Special Charge

The Company’s actions to align staffing with demand continued into the first quarter of 2025, resulting in an estimated first quarter special charge of approximately $17 million. Together with the $8.2 million special charge in the fourth quarter of 2024, the estimated combined special charge of approximately $25 million reflects the termination of approximately 4% of the Company’s more than 8,300 employees. The Company expects that such actions taken in the fourth quarter of 2024 and the first quarter of 2025 will result in cost savings of approximately $70 million of salary- and benefits-related compensation costs in full year 2025.

2025 Guidance:

The Company estimates that revenues for full year 2025 will range between $3.660 billion and $3.810 billion. The Company estimates that EPS for full year 2025 will range between $7.44 and $8.24 and Adjusted EPS will range between $7.80 and $8.60. The variance between EPS and Adjusted EPS guidance is related to the aforementioned first quarter 2025 special charge, which the Company estimates will be approximately $17 million, or $0.36 per share, in the first quarter of 2025.

Fourth Quarter and Full Year 2024 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss fourth quarter and full year 2024 financial results at 9:00 a.m. Eastern Time on Thursday, February 20, 2025. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,300 employees located in 34 countries and territories as of December 31, 2024. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.70 billion in revenues during fiscal year 2024. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Adjusted Segment EBITDA

•	Adjusted EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

We have included the definition of Segment Operating Income, which is a GAAP financial measure, below in order to more fully define the components of certain non-GAAP financial measures in the accompanying analysis of financial information. We define Segment Operating Income as a segment’s share of consolidated operating income. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA, which is a non-GAAP financial measure. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with useful supplemental information.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with useful supplemental information on our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, scientific and technological developments, including relating to new and emerging technologies, such as Artificial Intelligence and machine learning, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of public health crises and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$660,493	$303,222
Accounts receivable, net	1,020,174	1,102,142
Current portion of notes receivable	44,894	30,997
Prepaid expenses and other current assets	93,953	119,092

Total current assets	1,819,514	1,555,453
Property and equipment, net	150,295	159,662
Operating lease assets	198,318	208,910
Goodwill	1,226,556	1,234,569
Intangible assets, net	16,770	18,285
Notes receivable, net	109,119	75,431
Other assets	76,258	73,568

Total assets	$3,596,830	$3,325,878

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$224,394	$223,758
Accrued compensation	639,745	601,074
Billings in excess of services provided	67,620	67,937

Total current liabilities	931,759	892,769
Noncurrent operating lease liabilities	208,036	223,774
Deferred income taxes	111,825	140,976
Other liabilities	86,920	86,939

Total liabilities	1,338,540	1,344,458

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 35,913 (2024) and 35,521 (2023)	359	355
Additional paid-in capital	39,650	16,760
Retained earnings	2,394,853	2,114,765
Accumulated other comprehensive loss	(176,572)	(150,460)

Total stockholders’ equity	2,258,290	1,981,420

Total liabilities and stockholders’ equity	$3,596,830	$3,325,878

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,
	2024	2023
	(Unaudited)
Revenues	$894,924	$924,684

Operating expenses
Direct cost of revenues	624,864	613,809
Selling, general and administrative expenses	208,051	194,634
Special charges	8,230	—
Amortization of intangible assets	1,034	1,220

	842,179	809,663

Operating income	52,745	115,021

Other income (expense)
Interest income and other	7,779	(8,088)
Interest expense	(716)	(3,896)

	7,063	(11,984)

Income before income tax provision	59,808	103,037
Income tax provision	10,098	21,404

Net income	$49,710	$81,633

Earnings per common share — basic	$1.41	$2.34

Weighted average common shares outstanding — basic	35,317	34,889

Earnings per common share — diluted	$1.38	$2.28

Weighted average common shares outstanding — diluted	35,855	35,778

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $— and $—	$(41,713)	$28,244

Total other comprehensive income (loss), net of tax	(41,713)	28,244

Comprehensive income	$7,997	$109,877

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2024	2023
Revenues	$3,698,652	$3,489,242

Operating expenses
Direct cost of revenues	2,516,726	2,354,216
Selling, general and administrative expenses	822,151	751,306
Special charges	8,230	—
Amortization of intangible assets	4,183	6,159

	3,351,290	3,111,681

Operating income	347,362	377,561

Other income (expense)
Interest income and other	10,360	(4,867)
Interest expense	(6,951)	(14,331)

	3,409	(19,198)

Income before income tax provision	350,771	358,363
Income tax provision	70,683	83,471

Net income	$280,088	$274,892

Earnings per common share — basic	$7.96	$8.10

Weighted average common shares outstanding — basic	35,208	33,924

Earnings per common share — diluted	$7.81	$7.71

Weighted average common shares outstanding — diluted	35,845	35,646

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $— and $—	$(26,112)	$26,262

Total other comprehensive income (loss), net of tax	(26,112)	26,262

Comprehensive income	$253,976	$301,154

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND EPS TO ADJUSTED EPS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Net income	$49,710	$81,633	$280,088	$274,892
Add back:
Special charges	8,230	—	8,230	—
Tax impact of special charges	(1,857)	—	(1,857)	—

Adjusted Net Income	$56,083	$81,633	$286,461	$274,892

Earnings per common share — diluted	$1.38	$2.28	$7.81	$7.71
Add back:
Special charges	0.23	—	0.23	—
Tax impact of special charges	(0.05)	—	(0.05)	—

Adjusted earnings per common share — diluted	$1.56	$2.28	$7.99	$7.71

Weighted average number of common shares outstanding — diluted	35,855	35,778	35,845	35,646

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2025
	Low	High
Guidance on estimated earnings per common share — diluted (GAAP) (1)	$7.44	$8.24
Special charges	0.48	0.48
Tax impact of special charges	(0.12)	(0.12)

Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$7.80	$8.60

(1)

The forward-looking guidance on estimated 2025 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business or losses on early extinguishment of debt, as these items are dependent on future events that are uncertain and difficult to predict.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$49,710
Interest income and other							(7,779)
Interest expense							716
Income tax provision							10,098

Operating income	$36,096	$14,305	$14,393	$1,275	$12,534	$(25,858)	$52,745
Depreciation of property and equipment	2,587	1,704	1,407	4,623	910	503	11,734
Amortization of intangible assets	736	229	—	—	69	—	1,034
Special charges	5,326	1,785	8	667	295	149	8,230

Adjusted EBITDA	$44,745	$18,023	$15,808	$6,565	$13,808	$(25,206)	$73,743

Year Ended December 31, 2024	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$280,088
Interest income and other							(10,360)
Interest expense							6,951
Income tax provision							70,683

Operating income	$225,711	$77,490	$104,090	$41,875	$45,790	$(147,594)	$347,362
Depreciation of property and equipment	10,251	6,604	5,400	15,999	3,607	2,049	43,910
Amortization of intangible assets	3,068	838	—	—	277	—	4,183
Special charges	5,326	1,785	8	667	295	149	8,230

Adjusted EBITDA	$244,356	$86,717	$109,498	$58,541	$49,969	$(145,396)	$403,685

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$81,633
Interest income and other							8,088
Interest expense							3,896
Income tax provision							21,404

Operating income	$61,779	$17,415	$36,801	$8,393	$14,703	$(24,070)	$115,021
Depreciation of property and equipment	2,597	1,680	1,534	3,992	875	475	11,153
Amortization of intangible assets	1,010	152	—	—	58	—	1,220

Adjusted EBITDA	$65,386	$19,247	$38,335	$12,385	$15,636	$(23,595)	$127,394

Year Ended December 31, 2023	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$274,892
Interest income and other							4,867
Interest expense							14,331
Income tax provision							83,471

Operating income	$216,504	$81,296	$109,818	$48,196	$47,167	$(125,420)	$377,561
Depreciation of property and equipment	9,254	6,030	5,989	14,515	3,445	1,846	41,079
Amortization of intangible assets	5,079	783	—	—	297	—	6,159

Adjusted EBITDA	$230,837	$88,109	$115,807	$62,711	$50,909	$(123,574)	$424,799

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Billable Headcount
	(in thousands)					(at period end)
Three Months Ended December 31, 2024 (Unaudited)
Corporate Finance & Restructuring	$335,713	$44,745	13.3%	52%	$527	2,286
Forensic and Litigation Consulting	175,863	18,023	10.2%	55%	$392	1,542
Economic Consulting	206,103	15,808	7.7%	60%	$610	1,110
Technology (1)	90,645	6,565	7.2%	N/M	N/M	714
Strategic Communications (1)	86,600	13,808	15.9%	N/M	N/M	981

	$894,924	$98,949	11.1%			6,633

Unallocated Corporate		(25,206)

Adjusted EBITDA		$73,743	8.2%

Year Ended December 31, 2024
Corporate Finance & Restructuring	$1,391,206	$244,356	17.6%	58%	$510	2,286
Forensic and Litigation Consulting	690,211	86,717	12.6%	57%	$390	1,542
Economic Consulting	863,557	109,498	12.7%	66%	$584	1,110
Technology (1)	417,637	58,541	14.0%	N/M	N/M	714
Strategic Communications (1)	336,041	49,969	14.9%	N/M	N/M	981

	$3,698,652	$549,081	14.8%			6,633

Unallocated Corporate		(145,396)

Adjusted EBITDA		$403,685	10.9%

Three Months Ended December 31, 2023 (Unaudited)
Corporate Finance & Restructuring	$365,554	$65,386	17.9%	61%	$503	2,215
Forensic and Litigation Consulting	165,469	19,247	11.6%	56%	$391	1,447
Economic Consulting	206,091	38,335	18.6%	65%	$586	1,089
Technology (1)	100,933	12,385	12.3%	N/M	N/M	628
Strategic Communications (1)	86,637	15,636	18.0%	N/M	N/M	971

	$924,684	$150,989	16.3%			6,350

Unallocated Corporate		(23,595)

Adjusted EBITDA		$127,394	13.8%

Year Ended December 31, 2023
Corporate Finance & Restructuring	$1,346,678	$230,837	17.1%	60%	$494	2,215
Forensic and Litigation Consulting	654,105	88,109	13.5%	57%	$386	1,447
Economic Consulting	771,374	115,807	15.0%	67%	$547	1,089
Technology (1)	387,855	62,711	16.2%	N/M	N/M	628
Strategic Communications (1)	329,230	50,909	15.5%	N/M	N/M	971

	$3,489,242	$548,373	15.7%			6,350

Unallocated Corporate		(123,574)

Adjusted EBITDA		$424,799	12.2%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2024	2023
Operating activities
Net income	$280,088	$274,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	43,910	41,079
Amortization of intangible assets	4,183	6,159
Amortization of notes receivable	51,621	27,784
Provision for expected credit losses	50,315	35,149
Share-based compensation	38,436	29,534
Deferred income taxes	(16,605)	(25,453)
Acquisition-related contingent consideration	(779)	3,818
Amortization of debt issuance costs and other	1,082	1,925
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	18,340	(229,296)
Notes receivable	(99,892)	(50,703)
Prepaid expenses and other assets	(2,810)	7,606
Accounts payable, accrued expenses and other	12,875	8,687
Income taxes	(29,441)	29,335
Accrued compensation	43,503	50,186
Billings in excess of services provided	271	13,759

Net cash provided by operating activities	395,097	224,461

Investing activities
Purchases of property and equipment and other	(35,408)	(49,479)
Purchase and maturity of short-term investment	25,246	(24,356)

Net cash used in investing activities	(10,162)	(73,835)

Financing activities
Borrowings under revolving line of credit	600,000	835,000
Repayments under revolving line of credit	(600,000)	(835,000)
Repayment of convertible notes	—	(315,763)
Purchase and retirement of common stock	(10,217)	(20,982)
Share-based compensation tax withholdings	(19,021)	(16,375)
Proceeds on stock option exercises	10,887	1,297
Deposits and other	2,968	(2,840)

Net cash used in financing activities	(15,383)	(354,663)

Effect of exchange rate changes on cash and cash equivalents	(12,281)	15,571

Net increase (decrease) in cash and cash equivalents	357,271	(188,466)
Cash and cash equivalents, beginning of period	303,222	491,688

Cash and cash equivalents, end of period	$660,493	$303,222